Exhibit 97.1

Executive Officer Incentive-Based Compensation Clawback Policy

VANECK Avalanche TRUST
Recovery Policy
Relating to
Erroneously Awarded Incentive Compensation

1.	Introduction.

1.1	This policy provides for the recovery of erroneously awarded incentive compensation and is designed to comply with, and will be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Rule 5608 of the Rules of The Nasdaq Stock Market LLC.

2.	Definitions.

The capitalized terms used in this Recovery Policy have the following meanings.

2.1	“Accounting Restatement” means an accounting restatement of the Trust’s financial statements due to the Trust’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

2.2	“Administrator” means the person, committee or other body appointed by the Trust to administer this Recovery Policy.

2.3	“Applicable Period” means the three completed fiscal years immediately before the date on which the Trust is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Trust’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months counts as a completed fiscal year).

2.4	“Board” means the Board of Directors of the Trust.

2.5	“Code” means the Internal Revenue Code of 1986, as amended.

2.6	“Covered Executive” means any of the Trust’s current and former Executive Officers.

2.7	“Erroneously Awarded Compensation” means the difference, if any, between the Incentive-Based Compensation Received by a Covered Executive and the amount of Incentive-Based Compensation that would have been Received had the compensation been determined based on the restated amounts (determined without regard to any taxes paid or withheld in respect of the Incentive-Based Compensation).

2.8	“Executive Officer” means any executive officer of the Trust as defined in Rule 10D-1 and the Nasdaq Exchange Listing Standards, as the same may be amended from time to time.

2.9	The “date on which the Trust is required to prepare an Accounting Restatement” is the earlier of (a) the date the Board, a committee of the Board, or the officer or officers of the Trust authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Trust is required to prepare an Accounting

Restatement or (b) the date a court, regulator or other legally authorized body directs the Trust to prepare an Accounting Restatement, in each case regardless of if or when any restated financial statements are filed with the SEC.

2.10	“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Trust’s financial statements, and any measure that is derived wholly or in part from such measure. Financial Reporting Measures include stock price and TSR. The measure in question does not need to be reported within the Trust’s financial statements or contained in a filing with the Securities Exchange Commission to be a Financial Reporting Measure.

2.11	“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on achieving a Financial Reporting Measure. When evaluating whether the Recovery Policy applies to Incentive-Based Compensation, the compensation is treated as Received in the Trust’s financial reporting period during which a Financial Reporting Measure specified in the relevant award is achieved, even if the compensation is paid or awarded in a later period.

2.12	“Listing Standards” means the listing standards as promulgated by the Nasdaq Exchange or other national securities exchange on which the Trust’s common stock may be listed.

2.13	“Nasdaq Exchange” means The Nasdaq Stock Market LLC or any other national securities exchange on which the Trust’s common stock may be listed and which has a policy similar to the Recovery Policy.

2.14	“Policy” means this Recovery Policy.

2.15	“Received” or “Receipt” means, with respect to any Incentive-based Compensation, actual or deemed receipt, and Incentive-Based Compensation shall be treated as Received in the Trust’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation to the Executive Officer occurs after the end of that period.

2.16	“SEC” means the Securities and Exchange Commission.

2.17	“Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder.

2.18	“Trust” means VanEck Avalanche ETF.

2.19	“TSR” means total stockholder return.

3.	Application of Recovery Policy.

3.1	This Recovery Policy applies to any Incentive-Based Compensation that a Covered Executive Receives after becoming a Covered Executive, if the Covered Executive so served at any time during the performance period in respect of which Receipt of such Incentive-Based Compensation is determined.

3.2	This Recovery Policy only applies to Incentive-Based Compensation that has been Received on or after October 2, 2023 while the Trust has a class of securities listed on the Nasdaq Exchange.

4.	Trigger of Recovery.

4.1	The Trust will recover reasonably promptly the amount of any Erroneously Awarded Compensation that has been Received by any Covered Executive during the Applicable Period when the Trust is required to prepare an Accounting Restatement. The obligation to recover or recoup does not depend on if or when restated financial statements are filed. The Administrator shall determine the timing and method for reasonably prompt recovery.

5.	determination of ERRONEOUSLY AWARDED compensation

5.1	The Administrator will determine in its discretion any amounts of Erroneously Awarded Compensation.

5.2	If Erroneously Awarded Compensation was based in whole or in part on achievement of a share price or TSR measure, and the Erroneously Awarded Compensation cannot be determined directly by mathematical recalculation based on the Accounting Restatement, the Administrator must determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the share price or TSR upon which the Incentive-Based Compensation was Received. The Administrator in its discretion shall be authorized to engage advisors and experts at the Trust’s expense to assist in making any determinations hereunder.

5.3	The Administrator shall document the determination of any reasonable estimates used to determine Erroneously Awarded Compensation and provide that document the Nasdaq Exchange.

6.	executive officer NOTIFICATIONS

6.1	The Administrator shall:

6.1.1	Determine in its sole discretion the amount of any Erroneously Awarded Compensation that was Received by each current and former Executive Officer;

6.1.2	Promptly notify each such current and former Executive Officer of the amount of any Erroneously Awarded Compensation; and

6.1.3	Demand repayment, return and/or forfeiture of such compensation, as applicable.

7.	method of recovery

7.1	The Administrator shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances.

7.2	The Administrator may in its sole discretion:

7.2.1	Seek reimbursement of all or part of any cash or equity-based awards;

7.2.2	Cancel earlier cash or equity-based awards, whether vested or unvested, paid or unpaid;

7.2.3	Cancel or offset against any planned future cash or equity-based awards;

7.2.4	Forfeit deferred compensation, subject to compliance with Section 409A; or

7.2.5	Use any other method authorized by applicable law or contract.

8.	exceptions to recovery

8.1	Erroneously Awarded Compensation need not be recovered if and to the extent that the Administrator determines that recovery would be impracticable and one or more of the following limited conditions apply:

8.1.1	The direct expense paid to a third party to assist in enforcing the Recovery Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt to recover and provide that documentation to the Nasdaq Exchange;

8.1.2	Recovery would violate the home country law of the Trust where that law was adopted before November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law of the Trust, the Administrator must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Listing Standards; or

8.1.3	Recovery would likely cause a plan otherwise qualified under Section 401(a) of the Code to fail to meet the requirements of Section 401(a)(13) of the Code or Section 411(a) of the Code and the regulations promulgated thereunder.

9.	Prohibition on indemnification

9.1	Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Executive that may be interpreted to the contrary, the Trust may not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation, including any payment of or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential clawback obligations under this recovery policy.

10.	sec disclosure

10.1	The Trust shall file all disclosures with respect to this Recovery Policy required by any applicable SEC rules.

11.	administration

11.1	This Recovery Policy shall be administered by the Administrator, and any determinations made by the Administrator shall be final and binding on all affected individuals.

11.2	The Administrator is authorized to interpret and construe this Recovery Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Recovery Policy and for the Trust’s compliance with the Listing Standards, Section 10D,

Rule 10D-1 and any other applicable law, regulation, rule or interpretation promulgated or issued in connection with the Recovery Policy.

11.3	Except to the extent prohibited by applicable law or the Listing Standards, the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Administrator at any time. Without limiting the generality of the foregoing, the Administrator may delegate to one or more officers of the Trust the authority to act on behalf of the Administrator with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Administrator herein, and which may be so delegated as a matter of law and in compliance with the Listing Standards.

12.	amendment and termination

12.1	The Administrator may amend this Recovery Policy from time to time in its discretion and shall amend this Recovery Policy as it deems necessary. Notwithstanding anything in this Section to the contrary, no amendment or termination of this Recovery Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Trust contemporaneously with such amendment or termination) cause the Trust to violate any securities laws or Listing Standards.

13.	other recovery rights

13.1	This Recovery Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or the Nasdaq Exchange, their beneficiaries, heirs, executors, administrators or other legal representatives. The Administrator intends that this Recovery Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Recovery Policy. Any right of recovery under this Recovery Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Trust under applicable law, regulation or rule or pursuant to the terms of any policy of the Trust or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.

Acknowledged and agreed to,

VANECK DIGITAL ASSETS,
LLC, AS SPONSOR

Date: December 22, 2025

/s/ Jan F. van Eck

Jan F. van Eck
President and Chief Executive Officer
(Principal Executive Officer)

/s/ John J. Crimmins

John J. Crimmins
Vice President, Chief Financial Officer and Treasurer
(Principal Financial Officer and Principal Accounting Officer)